Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES RESULTS FOR YEAR 2006

New York, New York, May 1, 2007-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the year ended January 31, 2007.

For the year ended January 31, 2007, net sales increased by $60.4 million, or 103%, to $118.8 million compared to $58.4 million for the prior year. Of this increase in sales, $73.2 million resulted from Cygne’s acquisition of the branded and private label denim business of Diversified Apparel Resources LLC (“DAR”) on July 31, 2005 and its acquisition of the private label division of Innovo Group Inc. on May 12, 2006. The increase in sales was partially offset by decreased non-denim sales of $12.8 million, as the customer for these products sourced most of the goods it had previously sourced through Cygne in the Far East.

Gross profit for the year ended January 31, 2007 increased to $25.5 million compared to $12.1 million for the prior year. Gross margins increased to 21.4% compared to 20.7% for the prior year as a result of higher gross margins on sales stemming from product purchases primarily sourced through a Supply Agreement with DAR, a related party.

The Company recorded a net loss of $158,000 or $0.01 loss per share on a basic and diluted share basis for the year ended January 31, 2007 as compared to a net loss of $6.2 million or $0.34 per share on a basic and diluted share basis for the prior year. The net loss of $158,000 for the year ended January 31, 2007 included expenses of $4.2 million for the amortization of intangible assets attributable to Cygne’s acquisitions and amortization of the debt discount on its secured subordinated promissory note and $1.7 million for the provision for deferred income taxes.

Cygne and its factor use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. In the year ended January 31, 2006, the impairment of fixed assets at its Guatemala facility of $978,000 has been included in the EBITDA reconciliation and Cygne refers to the reconciliation as Adjusted EBITDA Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of the net (loss) to EBITDA is shown in the table below.

Reconciliation of Adjusted EBITDA
	Year Ended January 31
	2007	2006
	(In thousands)
Net (loss)	($158)	($6,166)
Depreciation and amortization of intangible assets and impairment of fixed assets ($978,000 in January 31, 2006)	2,070	2,166
Interest expense including amortization of debt discount	5,033	5,012
Provision for income taxes	1,910	820

Adjusted EBITDA	$8,855	$1,832

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

( In thousands, except per share data)

	Quarters Ended		Twelve Months Ended
	January 31 2007	January 31 2006	January 31 2007	January 31 2006
	(Unaudited)
Net sales	$19,825	$25,901	$118,816	$58,453
Cost of goods sold	15,670	20,001	93,342	46,339
Gross profit	4,155	5,900	25,474	12,114
Selling, general and administrative expenses	3,706	5,829	16,619	11,174
Depreciation and amortization	756	207	2,070	997
Provision for restructuring	—	—	—	102

(Loss) income from operations before interest, other expense and income taxes	(307)	(136)	6,785	(159)
Interest expense, net	1,014	4,318	5,033	5,012
Other expense	—	175	—	175

(Loss) income from operations before income taxes	(1,321)	(4,629)	1,752	(5,346)
Provision for income taxes	616	400	1,910	820

Net income (loss)	($1,937)	($5,029)	($158)	($6,166)

Net loss per share-basic and diluted	($0.07)	($0.21)	($0.01)	($0.34)

Weighted average common shares outstanding:
Basic	26,462	23,416	25,913	17,861

Diluted	26,462	23,416	25,913	17,861